Exhibit 4.1

EXECUTION VERSION

FLY LEASING LIMITED

SECURITIES PURCHASE AGREEMENT

JULY 11, 2018

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TABLE OF CONTENTS
(continued)

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SCHEDULES AND EXHIBITS

Schedule I	Onex Shareholders
Schedule II	Purchased Shares
Exhibit A	Definitions
Exhibit B	Form of Opinion of Jones Day
Exhibit C	Form of Opinion of Conyers Dill & Pearman

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of the 11th day of July, 2018, by and among Fly Leasing Limited, a Bermuda exempted company (the “Company”) and Meridian Aviation Partners Limited, an Irish company limited by shares (the “Investor”), and solely for purposes of Section 7.5, the Persons set forth on Schedule I hereto (the “Onex Shareholders”).  Certain capitalized terms used but not otherwise defined in this Agreement have the respective meanings set forth in Exhibit A hereto.

W I T N E S S E T H:

WHEREAS, the Company desires to sell, and the Investor desires to purchase American Depositary Shares (each, an “ADS” and collectively, “ADSs”) representing the Company’s common shares, par value $0.001 per share (“Common Shares”), on the terms and subject to the conditions contained herein;

WHEREAS, in connection with such sale and purchase, the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Investor, and the Investor will rely on such representations, warranties and covenants as a material inducement to their purchase of the Shares (as defined below); and

WHEREAS, in connection with such sale and purchase, the Investor is willing to make certain representations and warranties set forth herein for the benefit of the Company, and the Company will rely on such representations and warranties as a material inducement to its sale of the Shares.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

1.             Purchase and Sale of Shares.

1.1           Sale and Issuance of Shares.  Subject to the terms and conditions of this Agreement, the Investor hereby agrees to purchase at the Closing, and the Company hereby agrees to sell and issue to the Investor at the Closing, that number of ADSs set forth opposite the Investor’s name on Schedule II hereto, at a purchase price of $15.00 per ADS; provided, however, that in the event that AAC purchases ADSs from the Company pursuant to the AirAsia Share Purchase Agreement and the AirAsia Subscription Agreement (each as amended to the date of such purchase) at a price of less than $15.00 per ADS and such purchase is consummated on or before the Closing, then the purchase price per ADS at which the Investor shall purchase ADSs pursuant to this Agreement shall equal such reduced purchase price per ADS. In the event that AAC purchases ADSs from the Company pursuant to the AirAsia Share Purchase Agreement and the AirAsia Subscription Agreement (each as amended to the date of such purchase) at a price of less than $15.00 per ADS and such purchase is consummated after the Closing, then the Company shall issue additional Common Shares underlying ADSs, and shall cause the Investor to receive additional ADSs, such that the average purchase price per ADS paid by the Investor for the ADSs purchased pursuant to this Agreement and the ADSs purchased pursuant to such additional issuance shall be no greater than such reduced purchase price per ADS paid by AAC. The ADSs to be issued and sold by the Company to the Investor pursuant to this Agreement are collectively referred to herein as the “Shares”.

1.2           Closing.  The consummation of the purchase and sale of the Shares and other transactions contemplated hereby (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 a.m. New York City time, on the third Business Day following the satisfaction or waiver of all conditions to the Closing set forth in Sections 4, 5 and 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or at such other time and place as the Company and the Investor may mutually agree (such date, the “Closing Date”).  At the Closing, the Company shall sell, assign, transfer and deliver to the Investor, and the Investor shall purchase from the Company, that number of Shares set forth opposite the Investor’s name on Schedule II hereto, free and clear of all Encumbrances, against payment of the purchase price therefor by wire transfer of immediately available funds.  At the Closing, the Company shall deliver to the Investor a certificate or certificates representing the Shares being purchased by the Investor.

2.             Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor as of the date hereof and as of the Closing Date that, except as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017 or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after December 31, 2017 (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly nonspecific and are predictive and forward-looking in nature) and before the date of this Agreement (all such reports covered by this clause (x) collectively, the “SEC Reports”):

2.1           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; has all corporate or other organizational power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each and every jurisdiction where its business requires such qualification, except where failure to qualify would not have, and would not reasonably be expected to have, a Material Adverse Effect.  True and accurate copies of the Company’s Memorandum of Association and Amended and Restated Bye-Laws, each as amended and in effect as of the date hereof, have been made available to the Investor (collectively, the “Organizational Documents”).

2.2           Financial Statements.

(a)           The financial statements of the Company and its Subsidiaries on a consolidated basis for each of the periods included or incorporated by reference in the SEC Reports fairly present in all material respects, in accordance with Generally Accepted Accounting Principles, the financial condition, results of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries on a consolidated basis as of the dates and for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(b)           The Company and its Subsidiaries do not have any liabilities or obligations (whether known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of the Company and its Subsidiaries, on a consolidated basis, or any of them), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s interim report for the fiscal quarter ended March 31, 2018 included in the Company’s Report on Form 6-K filed on May 9, 2018 (the “Latest Interim Report”), except such liabilities or obligations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

2.3           Authorization; Enforceable Agreement.

(a)           All organizational action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale, and delivery of the Shares being sold hereunder has been taken, and this Agreement, the Registration Rights Agreement and the Registration Rights Agreement Amendment to be entered into at Closing, when executed and delivered, assuming due authorization, execution and delivery by the Investor, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to:  (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally (the “Enforceability Exceptions”).  The sale of the Shares is not subject to any preemptive rights or rights of first offer.

(b)           No provision of the Organizational Documents would, directly or indirectly, restrict or impair the ability of the Investor to vote, or otherwise to exercise the rights of a shareholder with respect to, the Shares or any other shares of the Company that may be acquired or controlled by the Investor.

2.4           Indebtedness.  Neither the Company nor any of its Subsidiaries is, immediately prior to this Agreement, or will be, at the time of the Closing after giving effect thereto, in default in the payment of any material Indebtedness or in default under any agreement relating to its material Indebtedness or under any material mortgage, deed of trust, security agreement or lease to which it is a party.

2.5           Litigation.  There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries before or by any Governmental Authority or arbitral body which in the aggregate have, or if adversely determined, would reasonably be expected to have, a Material Adverse Effect.  There is no outstanding judgment, order, writ, injunction or decree of any Governmental Authority against any of the Company or any of its Subsidiaries, or to which the assets of the Company or any of its Subsidiaries is subject or bound, and neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction or decree of any Governmental Authority.  There is no material action, suit, or proceeding by the Company currently pending or that the Company intends to initiate.

2.6           Title.  Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, its Property that is real property, and good and valid title to, or a valid leasehold interest in, all of its other Property, free and clear of all Encumbrances except for Permitted Encumbrances, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

2.7           Taxes.  Each of the Company and its Subsidiaries has filed all material tax returns required to have been filed (which returns have been true, correct, and complete in all material respects) and paid all taxes shown thereon to be due, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with Generally Accepted Accounting Principles.  As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any material audits, examinations, investigations or other proceedings in respect of taxes of the Company or any of its Subsidiaries.

2.8           Governmental Consents.  No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any Governmental Authority on the part of the Company or any Affiliate thereof is required in connection with the offer, sale, or issuance of the Shares or the consummation of any other transaction contemplated hereby, except (i) such filings required under applicable securities or “blue sky” laws of the states of the United States or (ii) as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.  Assuming that the representations of the Investor set forth in Section 3 below are true and correct, the offer, sale, and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

2.9           Permits and Licenses.  The Company and each of its Subsidiaries possess all permits and licenses of Governmental Authorities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

2.10         Valid Issuance of Shares.  The Shares being purchased by the Investor hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly authorized and issued, will be fully paid and nonassessable, will not be issued in violation of any preemptive or similar rights, and will be free and clear of all Encumbrances (including any restrictions on transfer), other than restrictions under applicable state and federal securities laws.

2.11         Capitalization.  The authorized capital stock of the Company consists of 499,999,900 Common Shares, of which 27,983,352 were issued and outstanding as of March 31, 2018.  As of March 31, 2018, the Company had reserved an aggregate of 1,500,000 Common Shares for issuance pursuant to the Company’s 2010 Omnibus Incentive Plan, under which (i) no options to purchase Common Shares were outstanding, (ii) 796,980 stock appreciation rights had been issued and were outstanding, and (iii) no Common Shares were available for future grant.  All issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.  Other than as provided in this Agreement, the AirAsia Share Purchase Agreement, the AirAsia Subscription Agreement, the Summit Share Purchase Agreement and the Company’s 2010 Omnibus Incentive Plan, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company or any Subsidiary thereof of any securities of the Company or any Subsidiary thereof, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer.  There are no outstanding rights or obligations of the Company or any Subsidiary thereof to repurchase or redeem any of its equity securities.  The rights, preferences, privileges, and restrictions of the Common Shares are as stated in the Organizational Documents.  All outstanding securities of the Company and its Subsidiaries have been issued in compliance with state and federal securities laws.

2.12         Investment Company Act.  Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

2.13         No Default or Violation.  The Company is not in violation or default of any provision of the Organizational Documents, each as amended and in effect as of the Closing.  The execution, delivery, and performance of and compliance with this Agreement and the Registration Rights Agreement Amendment and the issuance and sale of the Shares will not (x) result in any default or violation of the Organizational Documents, (y) result in any default or violation of any agreement relating to any material Indebtedness of the Company or any of its Subsidiaries or under any material mortgage, deed of trust, security agreement or lease to which any of them is a party, or in any default or violation of any judgment, order or decree of any Governmental Authority applicable to the Company or any of its Subsidiaries or the assets or properties of any of them, or (z) result in (1) a violation or breach of, conflict with, termination of, contravention with or default under (or give rise to any right of termination, cancellation, payment or acceleration) any of the terms, conditions or provisions of, any material contract, agreement or arrangement to which any of the Company or its Subsidiaries is a party, or by which any of their respective properties or assets may be bound, or (2) the creation of any Encumbrance (other than Permitted Encumbrances) upon the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (y) and (z), as would not have, and would not reasonably be expected to have, a Material Adverse Effect.

2.14         Compliance with Laws.  Neither the Company nor any of its Subsidiaries is in violation of any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement (collectively, “Laws”) of any Governmental Authority, except where such violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is being investigated with respect to or given notice of, or, to the Knowledge of the Company, been threatened to be charged with, any violation of any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

2.15         No Material Adverse Effect.  Since December 31, 2017, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

2.16         Registration Rights; Voting Rights.  Except for the Registration Rights Agreement, the AirAsia Registration Rights Agreement and except as will be provided in the Registration Rights Agreement Amendment, (i) the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (ii) to the Company’s Knowledge, no shareholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

2.17         Brokers.  No agent, broker, Person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Subsidiary thereof is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the them in connection with the transactions contemplated by this Agreement.

2.18         Reports.

(a)           Since December 31, 2015, the Company has timely filed all documents required to be filed with the Commission pursuant to Sections 13(a), 14(a) or 15(d) of the Exchange Act.

(b)           The SEC Reports, when they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(c)           The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date hereof, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

3.             Representations and Warranties of the Investor.  The Investor hereby represents and warrants, as of the date hereof and as of the Closing Date, as follows:

3.1           Private Placement.

(a)           The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of Shares to it is being made in reliance on a private placement exemption from registration under the Securities Act and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and covenants of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares and (iii) acquiring Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act.  If the Investor is acquiring the securities as a fiduciary or agent for one or more accounts, the Investor represents that it has sole investment discretion with respect to each such account and it has full power to make the representations, acknowledgements, covenants and agreements set forth herein on behalf of such account.

(b)           The Investor understands and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Shares have not been and, except as will be contemplated by the Registration Rights Agreement, as amended by the Registration Rights Agreement Amendment, will not be registered under the Securities Act and that the Shares may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities laws of any State of the United States.

(c)           The Investor (i) has such sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares, and (ii) has the ability to bear the economic risks of its prospective investment.

(d)           The Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Shares, (ii) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Shares, and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and receive answers thereto, each as it deemed necessary in connection with the decision to purchase the Shares.  The Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Shares.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon, or any of the other express terms and conditions of this Agreement.

(e)           The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(f)            Except for the representations and warranties contained in Section 2 of this Agreement, the Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and the Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Investor in connection with the transactions contemplated by this Agreement.

(g)           The Investor understands that upon the original issuance of the Shares, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, any certificates or other instruments representing the Shares, and all certificates or other instruments issued in exchange therefor or in substitution thereof, shall bear customary legends referencing such restrictions on transferability, and that the Company will make a notation on its records and give instructions to any registrar or transfer agent of the Shares in order to implement the restrictions on transfer set forth and described herein.

(h)           The Investor understands that no U.S. or foreign government or regulatory authority or agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

3.2           Organization.  The Investor has been duly organized and is validly existing as a corporation, partnership or other entity under the laws of its jurisdiction of organization.

3.3           Power and Authority.  The Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance hereof.

3.4           Authorization; Enforceability.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Investor, and this Agreement has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement by the Company and the other parties hereto, this Agreement constitutes a valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

3.5           No Default or Violation.  The execution, delivery, and performance of and compliance with this Agreement and the purchase of the Shares will not (x) result in any default or violation of the organizational documents of the Investor, (y) result in any default or violation of any agreement relating to its material Indebtedness or under any material mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any judgment, order or decree of any Governmental Authority applicable to the Investor or its assets or properties, or (z) result in (1) a violation or breach of, or a conflict with, termination of, contravention of or default under (or give rise to any right of termination, cancellation, payment or acceleration under) any of the terms, conditions or provisions of, any material contract, agreement or arrangement to which the Investor is a party, or by which any of its properties or assets may be bound, or (2) the creation of any lien or other encumbrance upon the properties or assets of the Investor, except in the case of clauses (y) and (z), as would not have, and would not reasonably be expected to have, a material adverse effect on the ability of the Investor to consummate the transactions contemplated hereby.

3.6           Brokers.  No agent, broker, Person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Investor is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from the Investor in connection with the transactions contemplated by this Agreement.

3.7           Financial Capability.  The Investor currently has or at Closing will have available funds necessary to purchase the Shares at Closing on the terms and conditions contemplated by this Agreement.

4.          Conditions to All Parties’ Obligations at Closing.  The obligations of each of the Investor and the Company to effect the purchase and sale of the Shares at the Closing is subject to the fulfillment at the Closing of the condition that no judgment, order, decree, ruling, or charge shall have been entered in any action, suit, or proceeding before any Governmental Authority having jurisdiction over any party to this Agreement, and no preliminary or permanent injunction by any court or Governmental Authority shall have been issued, which would have the effect of (i) making the transactions contemplated by this Agreement illegal, or (ii) otherwise preventing the consummation of the transactions contemplated by this Agreement.

5.          Conditions to the Investor’s Obligations at Closing.  The obligation of the Investor to purchase Shares at the Closing is subject to the fulfillment at the Closing of each of the following conditions, any or all of which may be waived by the Investor:

5.1           Representations and Warranties.  (i) The representations and warranties of the Company contained in Sections 2.1 (Organization, Good Standing and Qualification), 2.3 (Authorization; Enforceable Agreement), 2.11 (Valid Issuance of Shares), 2.12 (Capitalization) and 2.18 (Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing Date, and (ii) the other representations and warranties of the Company contained in Section 2 shall be true and correct as of the date hereof and as of the Closing Date (in each case without giving effect to any qualifications as to materiality or Material Adverse Effect or any similar qualification), except, in the case of this clause (ii), for such failures to be true and correct as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.

5.2           Performance.  The Company shall have performed and complied in all material respects with all of its agreements and covenants contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3           AirAsia Transactions.  (a) The AirAsia Share Purchase Agreement and the AirAsia Subscription Agreement shall not have been amended or modified, or any provision thereof waived, in any manner adverse to the Investor, without the prior written consent of the Investor, and (b) the Closing Notice shall have been delivered by the Company to the Investor.

5.4           No Material Adverse Effect.  Since the date of this Agreement, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

5.5           Compliance Certificate.  The Company shall deliver to the Investor at the Closing a certificate signed by the Chief Executive Officer or the Chief Financial Officer stating that the conditions specified in Sections 5.1, 5.2, 5.3 and 5.6 have been fulfilled.

5.6           Summit Transaction.  (a) The Summit Share Purchase Agreement shall not have been amended or modified, or any provision thereof waived, in any manner adverse to the Investor, without the prior written consent of the Investor, and (b) the Summit Investors shall have consummated their purchase of ADSs pursuant to the Summit Share Purchase Agreement (or the Summit Investors will consummate such purchase simultaneously with the Closing herein) at the same terms as provided in this Agreement, including the number of ADSs purchased, the price per purchased ADS and the aggregate purchase price to be paid for all such purchased ADSs.

5.7           Registration Rights Agreement.  The Company, Summit and the Investor shall have entered into an amendment to the Registration Rights Agreement (the “Registration Rights Agreement Amendment”), pursuant to which the Registration Rights Agreement shall be amended to provide that the Company shall maintain the effectiveness of a Form F-3 or other “shelf” registration statement providing for the registration of all of the Shares under the Securities Act until all such Shares have been sold thereunder.

5.8           Opinion of Company Counsel.  The Investor shall have received (a) an opinion of Jones Day, counsel to the Company, dated the Closing Date, covering the matters set forth on Exhibit B, and (b) an opinion of Conyers Dill & Pearman, counsel to the Company, dated the Closing Date, covering the matters set forth on Exhibit C.

5.9           Listing of Shares.  The Company shall, prior to the Closing, cause the Shares to be approved for listing on the NYSE, subject to official notice of issuance.

6.             Conditions of the Company’s Obligations at Closing.  The obligations of the Company to issue and sell the Shares to the Investor at the Closing are subject to the fulfillment at the Closing of the condition (which condition may be waived by the Company) that the representations and warranties of the Investor contained in Section 3 shall be true and correct as of the date hereof and as of the Closing Date (in each case without giving effect to any qualifications as to materiality or material adverse effect or any similar qualification), except for such failures to be true and correct as would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of the Investor to consummate the transactions contemplated hereby.

7.             Covenants.  The Company and the Investor hereby covenant and agree, for the benefit of the other parties hereto and their respective assigns, as follows:

7.1           State Securities Laws.  The Company shall use all commercially reasonable efforts to (x) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Shares, and (y) cause such authorization, approval, permit or qualification to be effective as of the Closing.

7.2           Negative Covenants Prior to Closing.  From the date of this Agreement through the Closing the Company shall not, shall cause its Subsidiaries not to:

(a)           Declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock, except for dividends and distributions that are solely to the Company or a Subsidiary thereof;

(b)           Redeem, repurchase or acquire any capital stock of the Company or any of its Subsidiaries, except pursuant to existing authorization of the Company’s Board of Directors, as described in the SEC Reports;

(c)           Amend the Organizational Documents; or

(d)           Authorize, issue or reclassify any capital stock, or securities convertible into capital stock (or securities convertible into any such convertible securities), of the Company or its Subsidiaries (other than the authorization and issuance of the Shares in accordance with this Agreement and ADSs in connection with the AirAsia Transactions and the Summit Share Purchase Agreement).

7.3           Transfer Taxes.  The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on the issue of the Shares at Closing.

7.4           PFIC and Other Tax Information.  For as long as any Shares remain outstanding, the Company shall provide the Investor with such Information as the Investor, or its investors, may require or reasonably request to make and maintain an election to treat the Company as a “qualified electing fund” within the meaning of Section 1295 of the Code.  In addition, the Company shall provide to the Investor such other information as the Investor may reasonably request to comply with its U.S. federal, state, local, and/or non-U.S. tax filing obligations with respect to its investment in the Company.

7.5           Lock-Up.  Upon, and subject to the Closing, the Investor, the Onex Shareholders and the Company agree that (i) the restrictions on transfer set forth in Section 7.5(b) of the Securities Purchase Agreement (the “2012 Securities Purchase Agreement”), dated as of November 30, 2012, by and among the Company, the Onex Shareholders and Summit Aviation Partners LLC, a Delaware limited liability company, as amended, supplemented or modified from time to time, shall be terminated with respect to the Onex Shareholders, and (ii) for 180 days following the Closing Date, the Investor and the Onex Shareholders will not sell or otherwise dispose of any ADSs that any of them purchased pursuant to the 2012 Securities Purchase Agreement or this Agreement (or received from the Investor or any of its Affiliates) without the prior written consent of the Company; provided, that, notwithstanding the foregoing, the Investor shall be permitted, without the consent of the Company, to transfer ADSs to an Affiliate thereof, including, without limitation, to the Onex Shareholders. The Summit Share Purchase Agreement shall contain restrictions on transfer of ADSs substantially similar to those contained in this Agreement (the “Summit Lock-Up Provision”).  If the Summit Lock-Up Provision is amended or waived in a manner that decreases or diminishes any or all of the restrictions contained therein, or if the Company releases Summit or the Summit Investors from any or all of the restrictions contained in the Summit Lock-Up Provision, then the provisions of this Section 7.5 shall similarly be amended or waived, or, if applicable, the Company shall simultaneously release a pro rata portion of the ADSs subject to this Section 7.5 to the same extent (such that the percentage of ADSs released from this Section 7.5 is the same as the percentage of ADSs released from the Summit Lock-Up Provision).  The Company shall promptly notify the Investor of each such amendment, waiver or release. The provisions of this paragraph will not apply if the amendment, waiver or release, as applicable, is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Section 7.5 to the extent and for the duration that such terms remain in effect at the time of the transfer.

7.6           Non-Consummation of AirAsia Transactions.

(a)           The Company shall notify the Investor in writing promptly, but not later than one (1) Business Day, following the termination of the AirAsia Share Purchase Agreement and the AirAsia Subscription Agreement.

(b)           In the event that (x) the Closing shall have taken place and the Shares shall have been issued and sold pursuant to Section 1.1 of this Agreement but (y) the transactions contemplated to occur on the Initial Transfer Date (as defined in the AirAsia Share Purchase Agreement) shall not have been completed within 10 Business Days of the Closing, then the Company shall promptly repurchase all Shares that shall have been issued and sold to the Investor at a purchase price per Share equal to the average price per Share paid by the Investor for the Shares purchased pursuant to this Agreement.

8.             Termination.

8.1           Termination of Agreement Prior to the Closing.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the Investor, or the Company, if the AirAsia Share Purchase Agreement is terminated in accordance with its terms;;

(b)           by the Investor, or the Company, if the Closing shall not have occurred by December 31, 2018; provided, however, that the right to terminate this Agreement under this Section 8.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date (unless such failure is waived in writing by the nonbreaching party);

(c)           by the Investor, or the Company, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(d)           by the mutual written consent of the Investor and the Company.

8.2           Effect of Termination Prior to Closing.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve either party from liability for any breach of any covenant or agreement in this Agreement.

9.             Publicity.  No written public release or written announcement concerning the purchase of Shares contemplated hereby shall be issued by any party to this Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.  The provisions of this Section 9 shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other parties are provided a reasonable opportunity to review such disclosure in advance.

10.           Miscellaneous.

10.1         Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the laws of any other jurisdiction.

10.2         Submission to Jurisdiction; Venue; Waiver of Trial by Jury.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in the County of New York, in the State of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby (or, solely to the extent that no such United States Federal court has jurisdiction over such suit, action or proceeding, to the exclusive jurisdiction of any New York State court sitting in the County of New York, in the State of New York, with respect thereto).  Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

10.3         Survival.  The representations and warranties made in Sections 2 and 3, and the covenants and agreements set forth herein that contemplate performance solely prior to the Closing, shall expire at the Closing and have no further force and effect.  The covenants and agreements set forth herein that contemplate performance at or after the Closing shall survive until such covenants and agreements are fully performed in accordance with their terms.  All statements of the Company as to factual matters contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be deemed to be the representations and warranties of the Company hereunder as of the date of such certificate.

10.4         Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Federal court sitting in the County of New York, in the State of New York (or, solely to the extent that no such Federal court has jurisdiction over such suit, action or proceeding, in any New York State court sitting in the County of New York, in the State of New York), this being in addition to any other remedy to which they are entitled at law or in equity.  Additionally, each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

10.5         Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto; provided, however, the rights of the Investor under this Agreement shall not be assignable to any Person without the consent of the Company; provided further, that the Investor shall be permitted, without the consent of the Company, to assign all or a portion of its rights and obligations to purchase Shares at the Closing to one or more Affiliates thereof including, without limitation, the Onex Shareholders.

10.6         No Third Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including without limitation any partner, member, shareholder, director, officer, employee or other beneficial owner of any party hereto, in its own capacity as such or in bringing a derivative action on behalf of a party hereto) shall have any standing as third party beneficiary with respect to this Agreement or the transactions contemplated hereby.

10.7         No Personal Liability of Directors, Officers, Owners, Etc.  No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of the Investor or the Company shall have any liability for any obligations of the Investor under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investor or the Company hereunder.  Each party hereto hereby waives and releases all such liability.  This waiver and release is a material inducement to each party’s entry into this Agreement.

10.8         Entire Agreement.  This Agreement supersedes all other prior oral or written agreements among the parties hereto and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the parties hereto makes any representation, warranty, covenant or undertaking with respect to such matters.

10.9         Notices, Etc.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):

(a)           if to the Investor, to:

Meridian Aviation Partners Limited
West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7, Ireland
Attention: Tawfiq Popatia

and

c/o Onex Partners Advisor LP
161 Bay Street
Toronto, ON M5J 2 S1
Attention:  Tawfiq Popatia

With copies to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Telecopy:  (212) 859-4000
Attention:  Christopher Ewan, Esq. and David Shaw, Esq.

(b)           if to the Company, to:

Fly Leasing Limited
West Pier
Dun Laoghaire
15
County Dublin, Ireland
Telecopy:  +353 1 231 1901
Attention:  Colm Barrington, Chief Executive Officer

With copies to:

Jones Day
250 Vesey Street
New York, New York 10281
Telecopy:  (212) 755-7306
Attention:  Boris Dolgonos, Esq.

10.10       Expenses.  The Company and the Investor shall bear their own respective costs and expenses incurred by them or on their behalf with respect to this Agreement and the transactions contemplated hereby.

10.11       Amendments and Waivers.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor representing a majority of the Shares purchased under this Agreement, and any amendment to this Agreement made in conformity with the provisions of this Section 10.11 shall be binding on the Investor and all holders of the Shares purchased under this Agreement, as applicable.  No provision hereof may be waived other than by an instrument in writing signed by the party from whom such waiver is requested.

Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

10.12       Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “PDF”), each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

10.13       Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

10.14       Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FLY LEASING LIMITED

By:	/s/ Colm Barrington
Name: Colm Barrington
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MERIDIAN AVIATION PARTNERS LIMITED

By:	/s/ Jonathan Mueller
Name: Jonathan Mueller
Title: Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ONEX SHAREHOLDERS - SOLELY FOR PURPOSES OF SECTION 7.5:

ONEX CORPORATION

By:	/s/ Christopher A. Govan
Name: Christopher A. Govan
Title: Chief Financial Officer

By:	/s/ David Copeland
Name: David Copeland
Title: Managing Director – Tax

NEW PCO II INVESTMENTS LTD.

By:	/s/ Lori Shapiro
Name: Lori Shapiro
Title: Vice President

By:	/s/ Michelle Iskander
Name: Michelle Iskander
Title: Secretary

ONEX PARTNERS III GP LP

By:	Onex Partners GP Inc., its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Vice President

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Vice President

ONEX US PRINCIPALS LP

By:	Onex American Holdings GP LLC,
its General Partner

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Director

ONEX PARTNERS III PV LP

By:	Onex Partners III GP LP,
its General Partner
By:	Onex Partners Manager LP,
its Agent
By:	Onex Partners Manager GP ULC,
its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Managing Director

ONEX PARTNERS III SELECT LP

By:	Onex Partners III GP LP,
its General Partner
By:	Onex Partners Manager LP,
its Agent
By:	Onex Partners Manager GP ULC,
its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Managing Director

ONEX PARTNERS III LP

By:	Onex Partners III GP LP,
its General Partner
By:	Onex Partners Manager LP,
its Agent
By:	Onex Partners Manager GP ULC,
its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Managing Director

SCHEDULE I

ONEX SHAREHOLDERS

Onex Corporation

New PCo II Investments Ltd.

Onex Partners III GP LP

Onex US Principals LP

Onex Partners III PV LP

Onex Partners III Select LP

Onex Partners III LP

SCHEDULE II

PURCHASED SHARES

Investor	Number of ADSs	Aggregate Purchase Price

Meridian Aviation Partners Limited	666,667	$10,000,005.00

EXHIBIT A

DEFINITIONS

The following terms shall have the respective meanings for all purposes of the Agreement:

“2012 Securities Purchase Agreement” has the meaning set forth in Section 7.5.

“AAC” shall mean Asia Aviation Capital Limited, a limited liability company incorporated and existing under the laws of Malaysia.

“Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person; and with respect to an individual, “Affiliate” shall also mean any other individual related to such individual by blood or marriage. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

“AirAsia Berhad” means AirAsia Berhad, a company incorporated and existing under the laws of Malaysia.

“AirAsia Registration Rights Agreement” means the Registration Rights Agreement, dated as of February 28, 2018, between AAC and the Company.

“AirAsia Share Purchase Agreement” means the Share Purchase Agreement, dated as of February 28, 2018, among the Company, AirAsia Berhad and AAC, relating to the AirAsia Transactions.

“AirAsia Subscription Agreement” means the Subscription Agreement, dated as of February 28, 2018, among the Company, AAC and AirAsia Berhad.

“AirAsia Transactions” refers to the pending acquisition by the Company of (i) a portfolio of 34 Airbus A320-200 aircraft and seven engines, on operating leases, from AirAsia Berhad and AACL in 2018, (ii) the portfolio of 21 Airbus A320neo family aircraft on operating leases to AirAsia Berhad and its affiliated airlines to be acquired as the aircraft deliver between 2019 and 2021 and (iii) the options to purchase an additional 20 Airbus A320neo family aircraft, not subject to lease, which begin delivering as early as 2019.

“Business Day” means a day on which commercial banks are open for business in New York, New York and San Francisco, California.

“Closing Notice” means a notice delivered by the Company to the Investors stating that the Initial Transfer Notice (as defined in the AirAsia Share Purchase Agreement) shall have been delivered in accordance with the AirAsia Share Purchase Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Encumbrance” means, whether arising under any contract or otherwise, any claims, security interests, liens, encumbrances, pledges, mortgages, hypothecations, rights of others, assessments, voting trust agreements, options, rights of first offer, proxies, title defects, factoring or conditional sale or other agreement on deferred terms and charges or other restrictions or limitations of any nature whatsoever.

“Generally Accepted Accounting Principles” shall mean United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Investor, the Company, any of the Company’s Subsidiaries or their respective Property.

“Indebtedness” means, with respect to a Person: (i) any indebtedness for borrowed money, whether or not having recourse to the borrower; (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of such Person under any capital leases; (iv) any obligation under any factoring, securitization or other similar facility or arrangement; (v) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities, and (vi) any obligation issued or assumed as the deferred purchase price of property or services, including any earnout arrangements; (vii) all obligations under any interest rate or currency protection agreement or swaps, forward contracts and similar agreements, and (viii) all guarantees issued in respect of the obligations described in clauses (i)-(vii) above of any other Person (contingent or otherwise), in each case including the aggregate principal amount of, and any accrued interest and applicable pre-payment charges, fees, penalties or premiums with respect to such obligations; provided that, Indebtedness shall not include, with respect to the Company or any of its Subsidiaries, inter-company indebtedness solely between the Company and a Subsidiary thereof, or between one Subsidiary of the Company and another.

“Knowledge” of the Company shall mean the actual knowledge of any of the following individuals without the obligation of inquiry: Steven Zissis, Colm Barrington, Vincent Cannon, Wesley Dick, Julie Ruehl, Robert Tomczak, and Lynn Truong.

“Material Adverse Effect” means any change, effect, or occurrence that (a) has or results in, or would reasonably be expected to have or result in, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) does, or would reasonably be expected to, materially impair or delay the ability of the Company to promptly perform its obligations hereunder or under the Registration Rights Agreement, as amended by the Registration Rights Agreement Amendment; provided, however, that no changes, effects or occurrences resulting from, relating to, or arising out of the following shall be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur: (i) the effect of any change in the U.S. or foreign economies to the extent that it does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; (ii) the effect of any change that generally affects any industry or market in which the Company and its Subsidiaries operate to the extent that it does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism to the extent that it does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; and (iv) the effect of any changes in applicable Laws or Generally Accepted Accounting Principles (or the interpretation thereof).

“Permitted Encumbrances” means (i) Encumbrances for taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Generally Accepted Accounting Principles have been established in the Company’s consolidated balance sheet included in the Latest Interim Report; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Encumbrances arising by operation of Law and incurred in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (v) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, and zoning, building and other similar ordinances, regulations, variances and restrictions, in each case that do not and would not reasonably be expected to materially adversely affect the subject property; and (vi) as to leased real property, all Encumbrances created or incurred by any owner, landlord, sublandlord or other Person in title, in each case that do not and would not reasonably be expected to materially adversely affect the subject property.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or any other form of legal entity.

“Registration Rights Agreement” means, the Registration Rights Agreement, dated as of December 28, 2012, among Summit, the Onex Shareholders and the Company.

“Registration Rights Agreement Amendment” has the meaning set forth in Section 5.7.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Summit” means Summit Aviation Partners LLC, a Delaware limited liability company.

“Summit Investors” means individuals who purchase ADSs in accordance with the Summit Share Purchase Agreement.

“Summit Lock-Up Provision” has the meaning set forth in Section 7.5.

“Summit Share Purchase Agreement” means the Securities Purchase Agreement, dated as of the date hereof, among the Company and Summit, in a form substantially similar to the form of this Agreement, pursuant to which at the closing of such agreement, the Company will sell and issue to Summit Investors, and the Summit Investors will purchase from the Company, ADSs at the same terms as provided in this Agreement, including the number of ADSs purchased, the price per purchased ADS, and the aggregate price to be paid for all such purchased ADSs.